Exhibit 10.1

SUBLEASE

between

NATIONAL FINANCIAL PARTNERS CORP.,

Sublessor

and

KEEFE, BRUYETTE & WOODS, INC.,

Subtenant

SUBLEASED
PREMISES:

Entire 11th Floor
787 Seventh Avenue
New York, New York 10019

DATED: August 31, 2007

SUBLEASE

THIS SUBLEASE, dated as of this 31st day of August, 2007, between NATIONAL FINANCIAL PARTNERS CORP., a Delaware corporation (“Sublessor”), having an office at 787 Seventh Avenue, New York, New York 10019, and KEEFE, BRUYETTE & WOODS, INC., a New York corporation (“Subtenant”), having an office at 787 Seventh Avenue, New York, New York 10019.

WITNESSETH:

WHEREAS, Sublessor is the tenant under that certain Agreement of Lease (the “Prime Lease”), dated September 9, 2004, between The Equitable Life Assurance Society of the United States and ELAS Securities Acquisition Corp. (collectively, “Prime Landlord”), as landlord, and National Financial Partners Corp., as tenant, for all of the rentable space on the 11th floor (the “Premises”) of the building (the “Building”) located at 787 Seventh Avenue, New York, New York;

WHEREAS, a true and complete copy of the Prime Lease (with certain numbers, dollar amounts, percentages and other sections that are not relevant to Subtenant blackened out) has been heretofore delivered to Subtenant and is attached hereto as Exhibit A; and

WHEREAS, Sublessor and Subtenant are desirous of entering into a sublease for the entire Premises demised to Sublessor pursuant to the Prime Lease, as shown on Exhibit B attached hereto (the “Subleased Premises”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1. Demise of Subleased Premises. Sublessor hereby subleases and demises the Subleased Premises to Subtenant, and Subtenant hereby hires and subleases the Subleased Premises from Sublessor, for the term herein stated, for the rent herein reserved, and upon and subject to the covenants, agreements, terms, conditions, and provisions hereinafter set forth.

2. Use of Subleased Premises. Subtenant and its affiliates and/or subsidiaries shall have the right to use and occupy the Subleased Premises only for general and executive offices in connection with their respective businesses, commensurate with the quality and character of the Building (including in each instance, uses incidental thereto) and for no other purposes.

3. Term. The term (the “Term”) of this Sublease shall commence on the date which is five (5) days after the date on which Sublessor notifies the Subtenant in writing that the Subleased Premises are vacant and available for occupancy in compliance with the terms and provisions of Article 10, subparagraph (a) hereof (the “Commencement Date”); provided that in no event shall the Commencement Date occur prior to completion by Sublessor of all items of Sublessor’s Work referred to in Exhibit C hereto, which Sublessor’s Work shall be performed at the sole expense of Sublessor. The Term shall expire, unless sooner terminated pursuant to any term or provision hereof, on August 14, 2015 (the “Expiration Date”). If for any reason the Commencement Date shall not have occurred on or prior to June 1, 2008, the Rent Commencement Date determined pursuant to the provisions of Section 4(a) hereof shall be adjourned for a number of days equal to the sum of (i) one (1) additional day for each day that occurs after June 1, 2008 until the earlier of (a) July 31, 2008, or (b) the Commencement Date, and (ii) if for any reason the Commencement Date shall not have occurred on or prior to August 1, 2008, the Rent Commencement Date shall be adjourned for two (2) additional days for each day that occurs on or after August 1, 2008 until the Commencement Date occurs. In addition, in the event the Commencement Date shall not have occurred on or prior to September 1, 2008 (the “Outside Date”) Subtenant may give Sublessor notice (the “Termination Notice”) of Subtenant’s intent to terminate this Sublease, and if the Commencement Date shall not have occurred on or before the date that is thirty (30) days following the delivery of the Termination Notice, this Sublease shall terminate on the date that is thirty (30) days following the delivery of the Termination Notice, and upon such termination neither party hereto shall have any rights or obligations pursuant to this Sublease.

Except as specifically provided herein, Subtenant waives any right to rescind this Sublease under Section 223-a of the New York Real Property law or any successor statute of similar nature and purpose then in force and further waives the right to recover any damages which may result from Sublessor’s inability to deliver possession of the Subleased Premises on that date set forth in this Section for the commencement of the Term.

4. Sublease Rent.

(a) Subtenant shall pay to Sublessor a fixed annual rent (the “Sublease Rent”) as follows: (i) for the period commencing on the Rent Commencement Date and ending on the last day of the month in which the fifth (5th) anniversary of the Rent Commencement Date shall occur (the “First Rent Period Expiration Date”), the Sublease Rent shall be payable at the rate of Three Million Twenty-Three Thousand Six Hundred Seventy-Four ($3,023,674.00) Dollars per annum and (ii) for the period commencing on the day after the First Rent Period Expiration Date and ending on the Expiration Date, the Sublease Rent shall be payable at the rate of Three Million One Hundred Ninety-Nine Thousand Four Hundred Sixty-Nine ($3,199,469.00) Dollars per annum. The Sublease Rent shall be payable in equal monthly installments, in advance on the first day of the month for which such rent is due. Notwithstanding the foregoing, Subtenant’s obligation to pay Sublease Rent shall not commence until the day (the “Rent Commencement Date”) which, subject to adjustment pursuant to the provisions of Article 3 hereof, shall be the day next following the three (3) month anniversary of the Commencement Date.

(b) The Sublease Rent, additional rent, and other charges herein reserved or payable by Subtenant, shall be paid to Sublessor at the address for Sublessor set forth in Section 18 hereof or at such other place as Sublessor may designate in a written notice to Subtenant, in lawful money of the United States of America, as and when the same shall become due and payable, pursuant to the provisions of this Sublease without any deduction, set-off, or abatement whatsoever, except as expressly permitted hereunder. Where no other date is specified for the payment of additional rent required to be paid by Subtenant pursuant to the provisions of this Sublease, same shall be payable thirty (30) days after Subtenant shall have received a written demand from Sublessor reasonably identifying and computing the amount due.

(c) No payment by Subtenant or receipt by Sublessor of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated rent or additional charges; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublessor may accept any check or payment without prejudice to Sublessor’s right to recover the balance due or to pursue any other remedy available to Sublessor.

5. The Prime Lease.

(a) This Sublease shall be subject (except as hereinafter expressly provided) to all of the terms, covenants, conditions, and provisions of the Included Provisions (hereinafter defined in Section 5(e) of this Sublease), and to all mortgages and ground leases to which the Prime Lease is subordinate, as set forth in Article 7 of the Prime Lease. This provision is self-operative but Subtenant shall, at Sublessor’s request, promptly execute any instrument reasonably requested by Sublessor or Prime Landlord to evidence or confirm same.

(b) Except as specifically provided herein, the terms, covenants and conditions of the Included Provisions that relate to periods during the Term hereof, are incorporated herein by reference, so that each and every term, covenant and condition of the Included Provisions binding or inuring to the benefit of Prime Landlord thereunder, and applicable to the public areas of the Building, or the Subleased Premises shall, in respect of this Sublease, bind or inure to the benefit of Sublessor, and each and every term, covenant and condition of the Included Provisions binding or inuring to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, and as if the words “Landlord” and “Tenant”, or words of similar import, wherever the same appear in the Included Provisions, were construed to mean, respectively, “Sublessor” and “Subtenant” in this Sublease, as if the word “Term” wherever the same appears in the Included Provisions, were construed to mean the “Term” of this Sublease, as if the words “Premises”, or words of similar import, wherever the same appear in the Included Provisions, were construed to mean “Subleased Premises” in this Sublease, as if the word “Lease” or words of similar import, wherever the same appear in the Included Provisions, were construed to mean this “Sublease” and as if the words

“fixed rent” and “additional rent” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean “Sublease Rent”, and “additional rent”, as the case may be, in this Sublease, except to the extent that they are modified by the provisions of this Sublease and with the following exceptions: (1) Subtenant shall have no options to rent additional space in the Building; and (2) Subtenant shall have no right to further sublet or assign the Subleased Premises or any portion thereof, except in accordance with the terms and conditions of the Included Provisions. To the extent that the Included Provisions may conflict or be inconsistent with the provisions of this Sublease, whether or not such inconsistency is expressly noted herein, the provisions of this Sublease shall prevail. The time limits contained in the Included Provisions for the giving of notices, making demands or the performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purpose of incorporation herein by reference by shortening same in each instance by two (2) business days, provided, however, that if the time limit contained in the Included Provisions is five (5) days or less, the time limit shall be shortened by one (1) business day, so that Subtenant shall have a lesser time to observe or perform hereunder than Sublessor has as the tenant under the Included Provisions. If Subtenant receives any notice or demand from Prime Landlord under the Prime Lease with respect to the Subleased Premises, the Subtenant shall promptly give a copy thereof to Sublessor and if the Sublessor receives any notice or demand from Prime Landlord with respect to the Prime Lease, this Sublease or the Subleased Premises, the Sublessor shall promptly give a copy thereof to Subtenant.

(c) In the event of any default by Subtenant which is not cured in the applicable grace period after notice is given, Sublessor shall have the same rights and remedies against Subtenant under this Sublease as are available to Prime Landlord against Sublessor under the provisions of the Prime Lease.

(d) So long as Subtenant shall not be in default hereunder beyond any applicable period of grace after notice, Sublessor covenants and agrees to timely (i) pay all payment of rental amounts due and payable to Prime Landlord pursuant to the Prime Lease; (ii) maintain the Letter of Credit in full force and effect in compliance with Article 31 of the Primes Lease; and (iii) perform and observe all of its other obligations under the Prime Lease that are not obligations of Subtenant hereunder; and (iv) not amend, or consent to any modification or termination of the Prime Lease without Subtenant’s prior approval.

(e) The following Articles and Sections of the Prime Lease shall not be incorporated herein by reference and are herein referred to as the “Excluded Provisions”: all Definitions that are not applicable to the Included Provisions, Sections 1.1, 1.2, 3.6, Article 7, 9.3, Article 20, 27.2, 27.3, 27.4, the last sentence in Article 22, Article 26, Article 31, Article 34, Section 37.2 except for the first sentence, Section 37.10 and Article 39. All of the terms and provisions of the Prime Lease that are not Excluded Provisions are herein referred to as the “Included Provisions”.

Notwithstanding the exclusion of an Article or Section of the Prime Lease from incorporation by reference herein, Sublessor shall perform all of its obligations thereunder, enforce Sublessor’s rights under any Excluded Provisions which requires Prime Landlord to provide services to the Subleased Premises, or to maintain the Building or building systems, to the extent any such Article or Section affects the Subleased Premises.

(f) For the purposes of incorporation herein as between Sublessor and Subtenant, the terms of the Included Provisions are subject to the following additional modifications:

(i) In all provisions of the Included Provisions (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Prime Landlord, Subtenant shall be required to obtain the approval or consent of both Sublessor and Prime Landlord; however wherever any of the provisions of the Incorporated Provisions require the satisfaction, approval, consent or waiver of Prime Landlord (collectively, “Landlord’s Consents”) to any action of Subtenant hereunder, or for Prime Landlord to perform and/or provide any service or take any action required to be provided or taken by Prime Landlord pursuant to the Prime Lease, Sublessor hereby agrees to promptly deliver to Prime Landlord, Subtenant’s request for such Landlord’s Consent and/or request that Prime Landlord provide any service or take any action, as the case may be; provided that except as herein otherwise expressly provided, Subtenant shall promptly reimburse to Sublessor the reasonable out of pocket cost thereof. It is further understood and agreed that the receipt from Prime Landlord of the appropriate Landlord’s Consent shall also constitute receipt from Sublessor of its consent or approval, if same is also required by this Sublease, and that the failure to receive the necessary Landlord’s Consent shall be deemed a basis for Sublessor to refuse the granting of its consent if required in such circumstance.

(ii) In all provisions of any Included Provision requiring Sublessor to submit, exhibit to, supply or provide Prime Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Prime Landlord and Sublessor.

(iii) Sublessor shall, to the extent of alterations and improvements made by it to the Subleased Premises prior to the Commencement Date hereunder, have the obligation, if required by Prime Landlord pursuant to the Prime Lease (including, without limitation, Section 5.3 thereof), to remove same and restore the Subleased Premises from resulting damage at expiration of the Term hereof.

(g) Subtenant covenants and agrees (i) that except as may herein be otherwise provided, to perform and to observe all of the terms, covenants, conditions and agreements of the Included Provisions on Sublessor’s part to be performed to the extent such terms, covenants, conditions and agreements are included in, and not deleted from, the copy of the Prime Lease attached hereto and to the extent applicable to the Subleased Premises and the Building; (ii) that Subtenant will not do or cause to be done any act or thing to be done in violation of the Included Provisions, if same would or might cause the Prime Lease, or the rights of Sublessor as tenant thereunder, to be cancelled, terminated or forfeited or to make Sublessor liable for any damages, claim or penalty; and (iii) to indemnify and save Sublessor and its agents, representatives and employees harmless from and against all liability (statutory or otherwise) claims, suits, demands, damages, judgments, costs, interest and expenses (including reasonable counsel fees and disbursements incurred in the defense thereof) to which Sublessor or any agent, representative or employee may be subject or suffer whether by reason thereof, or by reason of any claim for any injury to or death of any person or persons or damage to property (including any loss or use thereof) arising out of, pertaining to, or resulting from acts or omissions of the Subtenant and its agents, servants and/or employees, or otherwise arising from the use or occupancy of the Subleased Premises or of any business conducted therein, or from any work or thing whatsoever done or any condition created by or any other act or omission of Subtenant, its permitted assignees or sub-subtenants, or their respective employees, agents, contractors, visitors or licensees, in or about the Subleased Premises or any other part of the Building that is in contravention of the provisions of this Sublease.

(h) Any obligation of Sublessor which is contained in the Included Provisions in respect to the making of repairs or the providing of services (including, without limitation, the providing of electricity) shall be deemed obligations of Prime Landlord (and not Sublessor), provided that Sublessor shall use reasonable efforts (which, except as herein provided, shall not include legal proceedings) to cause the Prime Landlord to observe and/or perform the same, and Sublessor shall have a reasonable time to use reasonable efforts to enforce its rights to cause such observance or performance. Subtenant shall not in any event have any rights in respect of the Subleased Premises pursuant to the Included Provisions that is greater than Sublessor’s rights thereunder, and, notwithstanding any provision to the contrary, to the extent of obligations of Subtenant with respect to its use and occupancy of the Subleased Premises that are contained in this Sublease pursuant to the Included Provisions, Sublessor shall not be required to perform such obligation, and except as may be expressly provided in this Sublease, Sublessor shall have no liability to Subtenant for any matter whatsoever, except for Sublessor’s obligation to pay the Fixed Rent or additional rent due under the Prime Lease (including, without limitation, any amounts payable pursuant to Section 12.7 thereof), to maintain the security deposit and for

Sublessor’s obligation to use reasonable efforts (without incurring any unreimbursed out of pocket costs), upon written request of Subtenant, to cause the Prime Landlord to provide consents and approvals, observe or perform its obligations under the Prime Lease, as they apply to the Subleased Premises.

(i) Notwithstanding anything to the contrary contained in this Sublease (including any of the provisions incorporated herein for the Prime Lease), except as may be herein otherwise expressly provided, Sublessor shall not be obligated (i) to provide any of the services (including, without limitation, the providing of electricity to the Subleased Premises), that Prime Landlord has agreed to provide in the Included Provisions or is required to provide by law; (ii) to make any of the repairs or restorations that Prime Landlord has agreed to make in the Included Provisions or is required to make by law; (iii) to take or to refrain from taking any other action that Prime Landlord has agreed to take or to refrain from taking in the Included Provisions or is required by law to take or to refrain from taking; or (iv) to perform any obligation that Prime Landlord has agreed to perform pursuant to the Included Provisions. Subject to the provisions of subdivision (m) of this Section 5, Sublessor shall have no liability to Subtenant (nor shall the obligations of Subtenant hereunder be impaired or the performance thereunder excused), on account of any failure of Prime Landlord to provide, make, comply with, take or refrain from taking, or perform any of the foregoing, or for any inadequacy or defect in the character or supply of any facility or service to be provided by Prime Landlord to the Subleased Premises.

(j) Except as may be herein expressly otherwise provided, in no event shall Sublessor, Prime Landlord, Subtenant or their respective agents, representatives and employees be liable to any other party for indirect, consequential or punitive damages for breach of this Sublease.

(k) Subtenant shall have the right to forward a request to Sublessor, or its agent for use of the freight elevator facilities and after-hours use of the HVAC to the Subleased Premises pursuant to Section 28.3 of the Prime Lease, and Sublessor (or its agent) shall promptly forward such request to Prime Landlord. Sublessor shall have no liability to Subtenant on account of any failure of Prime Landlord to provide such freight elevator usage or after-hours HVAC to the Subleased Premises. Subtenant shall pay to Sublessor, on demand, as additional rent, the amount charged by Prime Landlord for freight elevator usage or after-hours HVAC to the Subleased Premises, provided in no event shall Subtenant be required to pay such amount before the corresponding amount is due pursuant to the Prime Lease. Sublessor acknowledges that the Subleased Premises contain 20 tons of supplemental HVAC/Cooling for operation in connection with the Subleased Premises. Subtenant shall pay to Sublessor, on demand, as additional rent, $650 per connected ton, per year, provided in no event shall Subtenant be required to pay such amount before the corresponding amount is due pursuant to the Prime Lease.

(l) Sublessor represents and warrants that Subtenant shall during the Term have the use of: (i) a 20 ton unit that provides supplemental HVAC/Cooling for the Subleased Premises which unit is presently hooked up to the Building water tower and receiving condenser water from the Building; provided that Subtenant shall not be obligated to make payment of the one time Tap-In Fee of $1,500 per tap and provided that, subject to the accuracy of Sublessor’s representation and warranty set forth in Section 8(a)(viii), the repair, maintenance and replacement of such unit shall be the obligation of Subtenant; (ii) the 100 KW of electricity generation (from the Building’s Emergency Generator) that is presently allocated to the Data Center in the Subleased Premises.

(m) Anything to the contrary in this Sublease notwithstanding, in the event Sublessor, using reasonable efforts, is unable to cause Prime Landlord to provide any requested consent or approval, observe any of its obligations under the Prime Lease to provide services to the Premises, comply with law, or maintain the Building or the Building systems or otherwise fulfill its obligations under the Prime Lease, as those obligations affect the Subleased Premises and/or Subtenant’s use or occupancy thereof, Subtenant, at Subtenant’s expense, upon five (5) business days prior notice to Sublessor, and using counsel selected by Subtenant and reasonably approved by Sublessor, may prosecute any necessary action and appeal against Prime Landlord in the name of Sublessor, and Sublessor shall, at Subtenant’s sole cost and expense, cooperate with Subtenant in any such action and appeal. Subtenant shall indemnify and hold Sublessor harmless from and against any and all losses, costs, liability, claims, damages, expenses (including, without limitation, reasonable attorneys’ fees), penalties and fines which Sublessor may incur as a result of the taking of any action by Subtenant pursuant to this subsection (i).

(n) If Prime Landlord shall be entitled to any payment or remuneration by reason of additional services provided at the request of Subtenant or for any other reason specified in the Prime Lease resulting from acts or omissions of Subtenant, Subtenant shall pay the same promptly upon demand as additional rent hereunder, provided that in no event shall Subtenant be required to pay same before the corresponding amount, if any, is due pursuant to the Prime Lease.

(o) Sublessor shall use reasonable efforts, at the sole cost and expense of Subtenant, to (i) procure Landlord’s cooperation in securing Subtenant’s Proportionate Share of directory listings on the directory in the lobby of the Building and (ii) secure signage rights on the floor on which the Subleased Premises are located in accordance with the Building’s Rules and Regulations and the terms of the Prime Lease.

6. Additional Rent.

(a) Subtenant shall pay to Sublessor, as additional rent hereunder for the period during the Term commencing immediately after expiration of the Base Tax Year and Base Operational Year, as the case may be, in the manner provided by Article 27 of the Prime Lease: (i) Subtenant’s Proportionate Share (as hereinafter defined) of the amount by which Operating Expenses (as defined in the Prime Lease) for each Operating Year (as defined in the Prime Lease) or portion thereof occurring during the Term of this Sublease, exceed Operating Expenses for the Base Operational Year (as hereinafter defined) (the “Operating Payment”); (ii) Subtenant’s Proportionate Share of the amount by which Taxes (as defined in the Prime Lease) for each Tax Year (as defined in the Prime Lease) or portion thereof occurring during the Term of this Sublease, exceed the Taxes with respect to the Base Tax Year (as hereinafter defined) (the “Tax Payment”); and (iii) all other costs, expenses, charges, or adjustments payable by Subtenant under this Sublease, arising as a result of Subtenant’s acts in the Subleased Premises. Subtenant shall have the rights of Sublessor to pursue and receive refunds for overpayments pursuant to the provisions of Section 27.3 and 27.5 of the Prime Lease.

(b) For the purposes of this Section 6, the following terms shall have the following meanings:

(i) “Subtenant’s Proportionate Share” shall mean Tenant’s Share (as defined in the Prime Lease).

(ii) “Base Operational Year” shall mean the calendar year commencing on January 1, 2008 and ending on December 31, 2008.

(iii) “Base Tax Year” shall mean the fiscal year commencing on July 1, 2008 and ending on June 30, 2009.

(c) Tenant shall pay the Tax Payment as additional rent as hereinafter set forth. After the amount of Taxes for each Tax Year is determinable, Sublessor shall furnish Subtenant with a written statement (the “Tax Statement”), which shall include and be based upon the Tax Statements (as defined in the Prime Lease) received from Prime Landlord, indicating (i) the amount of Taxes which Prime Landlord will be required to pay for such Tax Year, and which Prime Landlord was required to pay for the Base Tax Year, and (ii) Sublessor’s computation of the Tax Payment for such Tax Year. The Tax Payment to be paid by Subtenant pursuant to this subsection (c) shall be payable on the later of (x) fifteen (15) days prior to the dates on which interest and penalties accrue on such Taxes if not paid, or (y) fifteen (15) days after Sublessor has furnished Tenant with the Tax Statement for such Tax Year.

(d) Tenant shall pay the Operating Payment as additional rent as hereinafter set forth. Sublessor shall furnish to Subtenant, prior to or following the commencement of each Operating Year after the Base Operational Year, a written statement (the “Operating Statement”) setting forth Sublessor’s estimate of Subtenant’s Operating Payment for such Operating Year and the actual Operating Expenses for the Base Operational Year, which Operating Statement shall include and be consistent with the information set forth in the Operating Statement (as defined in the Prime Lease) delivered by Prime Landlord for such Operating Year. Subtenant shall pay to Sublessor as additional rent on the first day of each month during such Operating Year, together with the payment of the Sublease Rent, an amount equal to one-twelfth (1/12th) of Sublessor’s estimate of Subtenant’s Operating Payment for such Operating Year. If, however, Sublessor shall furnish any such estimate for an Operating Year subsequent to the commencement thereof then (a) until the first day of the month following the month in which such estimate is furnished to Subtenant, Subtenant shall pay to Sublessor on the first day of each month an amount equal to the monthly sum which was payable by Subtenant to Sublessor under this Section (d) for the last month of the preceding Operating Year; (b) promptly after such estimate is furnished to Subtenant, or together therewith, Sublessor shall give notice to Subtenant stating whether the installments of Subtenant’s Operating Payment previously made for such Operating Year were greater or less than the installments of the Subtenant’s Operating Payment to be made for such Operating Year in accordance with such estimate, and (i) if there shall be a deficiency, Subtenant shall pay the amount thereof within fifteen (15) days after demand therefor, or (ii) if there shall have been an overpayment, Sublessor shall credit the amount thereof against any subsequent payment(s) payable by Subtenant under this subsection; and (c) on the first day of the month following the month in which such estimate is furnished to Subtenant, and monthly thereafter throughout the remainder of such Operating Year, Subtenant shall pay to Sublessor an amount equal to one-twelfth (1/12th) of Subtenant’s Operating Payment, as shown on such estimate. Following the end of an Operating Year, upon receipt of the corresponding information from Prime Landlord, Sublessor shall submit to Subtenant a statement setting forth the amount of Subtenant’s Operating Payment for such Operating Year. If the installments of Subtenant’s Operating Payments made on account of such Operating Year exceed the amount of Subtenant’s Operating Payment due on account of such Operating Year, such excess shall be credited by Sublessor against the next succeeding installment(s) of Subtenant’s Operating Payment payable by Subtenant pursuant hereto. If, however, said installment(s) do not equal Subtenant’s Operating

Payment due on account of such Operating Year, then Subtenant agrees to pay to Sublessor the amount necessary to make up any deficiency within fifteen (15) days after the delivery of Sublessor’s statement hereunder.

(e) If the Commencement Date is not the first day of an Operating Year or Tax Year, or if the date of expiration or termination of this Sublease (except for a termination due to Subtenant’s default), whether or not same is the Expiration Date or another date prior or subsequent thereto, is not the last day of an Operating Year or Tax Year, the Subtenant’s Operating Payment and Tax Payment shall be prorated based upon the number of days of the applicable Operating Year or Tax Year within the Term.

(f) In no event shall the Sublease Rent be reduced as a result of the application of the provisions of this Section 6.

7. Late Payment Charge. In the event that Subtenant fails to pay to Sublessor any installment of Sublease Rent or additional rent, or any portion thereof, when such payment is due pursuant to this Sublease, or in the event Subtenant fails to make any other payment, in whole or in part, due pursuant to this Sublease or any other amounts due and owing under the terms of the Prime Lease as incorporated herein by reference, within three (3) days after its due date, Subtenant shall pay interest on any such unpaid sum from three (3) days after its due date until the date when such payment is made at a rate of interest equal to the Applicable Rate (as defined in the Prime Lease). For purposes of this Sublease, payments shall be deemed made when received by Sublessor at its address as set forth in Section 18 of this Sublease.

8. Sublessor’s Representations and Warranties.

(a) Sublessor represents and warrants to, and covenants with, Subtenant as follows:

(i) Sublessor has all requisite power and authority to execute, deliver and perform its obligations under this Sublease; without the necessity of any third party consent, approval or waiver; and the execution, delivery and performance of this Sublease by Sublessor and the consummation of all of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Sublessor;

(ii) Exhibit A hereto constitutes a true, correct and complete copy of the Prime Lease as redacted in accordance with the Preamble to this Sublease;

(iii) the Prime Lease is in full force and effect, and to its knowledge, Sublessor is not in default in the performance of any of its obligations thereunder;

(iv) “Tenant’s Proportionate Share” under the Prime Lease is 2.195%;

(v) no dispute or litigation are in existence or pendency between Sublessor and Prime Landlord with respect to the Prime Lease;

(vi) all of the alterations and improvements in the Subleased Premises heretofore undertaken by Sublessor in the Subleased Premises have been completed in full compliance with all legal requirements and the provisions of the Prime Lease and have been fully paid for by Sublessor and there are no open notices of violation of governmental or building codes that affect the Subleased Premises;

(vii) attached as Exhibit D is a true and complete copy of the Consent of Prime Landlord which was executed and delivered in connection with this Sublease;

(viii) attached as Exhibit E is a true and complete listing and inventory for all of the furniture, fixtures and equipment (“FFE”) that will be located in the Sublease Premises on and as of the Commencement Date. Sublessor represents and warrants that it is the owner of the FFE, that same has been fully paid for and that Sublessor’s title thereto is not subject to any liens or encumbrances. Sublessor further represents and warrants that the telephone systems, the IT System and the supplemental air conditioning system included in the FFE (collectively, the “Electronic Systems”) will be in working and operational order on and as of the Commencement Date.

(viii) Sublessor will not terminate this Sublease pursuant to the provisions of Article 12 of the Included Provisions, unless Prime Landlord shall have terminated the Prime Lease.

(b) Without limiting its rights in such regard pursuant to this Sublease or pursuant to applicable law, in the event Sublessor shall default in the performance of its obligations under the Prime Lease, and shall receive a notice of Default from the Prime Landlord, Subtenant on not less than three (3) days notice to Sublessor may, but shall not be obligated to, perform such obligation on behalf of Sublessor, in which event, Sublessor shall, on Subtenant’s demand, make payment to Subtenant, of the cost expended thereby, plus interest thereon at the default rate of interest provided for in the Prime Lease, or at Subtenant’s election, Subtenant shall have the right to set off such amount, plus interest thereon as aforesaid against Subtenant’s obligation to pay Sublease Rent or additional rent hereunder. Subtenant shall indemnify and hold Sublessor harmless from and against any liability or damage incurred by Sublessor as a result of Subtenant’s actions pursuant to this subsection (b).

9. Remedies of Sublessor. In the event that Subtenant defaults beyond applicable notice and grace periods, if any, in its obligations under this Sublease, Sublessor shall be entitled to exercise all rights available under the terms of this Sublease including, without limitation, any remedy provided for in the Included Provisions, and Subtenant shall be liable for any damages set forth in the Prime Lease. If Sublessor elects to cancel this Sublease or dispossess Subtenant as a consequence of Subtenant’s default, Sublessor shall be entitled to re-let the Subleased Premises in accordance with the terms of the Prime Lease. In the event that a default by Subtenant results in the termination of the Prime Lease prior to its ordinary expiration date or in any other liability of Sublessor to Prime Landlord, Subtenant shall fully indemnify Sublessor from and against any damages which Sublessor incurs to the Prime Landlord in connection with such termination.

10. Delivery of Subleased Premises; Completion and Occupancy of Subleased Premises.

(a) Sublessor covenants and agrees to deliver possession of the Subleased Premises to Subtenant on the Commencement Date, free of all tenancies and occupancies and with Sublessor’s Work therein having been completed.

(b) Subtenant has examined the Subleased Premises and agrees to accept the same in its “as-is”, broom-clean condition and state of repair, subject to Sublessor’s Work and the provisions of this Sublease. Except as herein expressly provided, Sublessor has not made and does not make any representations or warranties as to the physical condition of the Subleased Premises (including any latent defects in or to the Subleased Premises), the uses to which the Subleased Premises may be put, or any other matter or thing affecting or relating to the Subleased Premises. Except as specifically set forth in this Sublease, Sublessor shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Subleased Premises for Subtenant’s occupancy.

(c) The taking of occupancy or possession of the whole or any part of the Subleased Premises by Subtenant shall be conclusive evidence, as against Subtenant, that Subtenant accepts possession of the space so occupied and that the same were in good and satisfactory condition at the time such occupancy or possession was so taken; provided that Subtenant, within five (5) days after the Commencement Date, shall have the right to advise Sublessor of any “punch list” items in the completion of Sublessor’s Work and Sublessor, at its sole cost, will promptly correct such punch list items in a manner designated to minimize any interferences with Subtenant’s business.

(d) Furniture, Fixtures & Equipment.

(i) The items of furniture and fixtures listed in Exhibit E are conveyed by Sublessor to Subtenant on the Commencement Date in their as-is condition, subject to Sublessor’s representations as to title thereto set forth in this Sublease. From and after the Commencement Date, Subtenant may deal with such items as Subtenant’s property;

(ii) Tenant shall have the right to use the Electronic Systems set forth in Exhibit E during the Term, for the intended use thereof, subject to reasonable wear and tear, however, Sublessor shall retain title thereto, provided that if such equipment shall become inoperable, obsolete or no longer suitable for Subtenant’s business in Subtenant’s sole discretion, Subtenant shall have the right to dispose of same, without having to account to Sublessor with respect thereto. At the end of the Term, the Electronic Systems, or so much thereof as shall remain on the Subleased Premises at such time, shall be left on the Subleased Premises and Sublessor shall be obligated to satisfy any requirement of the Prime Lease with respect to the disposition thereof. Subject to the foregoing, Subtenant shall have the obligation to maintain the Electronic Systems during the Term and Sublessor, at the request of Subtenant, shall assign to Subtenant any rights Sublessor may have under any manufacturers or installers’ warranty or service contract relating to such Electronic Systems.

(e) Any Improvements to be made by Subtenant in the Subleased Premises shall be made in accordance with, and subject to, the provisions of Article 3 of the Prime Lease.

11. Care of Subleased Premises. Subtenant shall, at its expense, take good care of the Subleased Premises during the Term and the appurtenances therein and make all repairs thereto, as and when needed to preserve them in good order and condition, as required pursuant to the terms of the Prime Lease.

12. Assignment and Subletting.

(a) Any subletting or assignment by Subtenant shall be made in accordance with Article 12 of the Prime Lease.

(b) In connection with any subletting of all or any portion of the Subleased Premises, Sublessor shall be entitled to and Subtenant shall pay to Sublessor a sum equal to fifty percent (50%) of any Sublease Profit derived therefrom; provided that such Sublease Profit (as defined in the Prime Lease) shall not include the amount Subtenant is required to pay to Prime Landlord pursuant to the Included Provisions.

13. Electricity.

(a) Subtenant shall be entitled to receive electricity pursuant to the Included Provisions. Subtenant shall at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility supplying electricity to the Building. Subtenant shall not use any electrical equipment or accessories in the

Subleased Premises other than for normal office use without the prior written consent of Sublessor. The risers servicing the Subleased Premises shall be capable of furnishing six (6) watts demand load of electricity per gross square foot of the Subleased Premises (exclusive of base Building HVAC). Subtenant’s use and consumption of electricity shall not exceed a demand loan of six (6) watts per gross square foot of the Subleased Premises.

(b) The amount to be paid by Subtenant for electricity consumed shall be determined in accordance with Article 13 of the Prime Lease.

14. Damage; Destruction.

(a) If the Subleased Premises shall be damaged by fire or other casualty or be condemned or taken in any manner for a public or quasi-public use, Subtenant agrees that it shall be the obligation of the Prime Landlord, and not of the Sublessor to repair, restore or rebuild the Subleased Premises, in accordance with the provisions of Article 10 of the Prime Lease, provided however, that Sublessor shall pay to Subtenant any insurance proceeds received by Sublessor with respect to any Alterations performed in the Subleased Premises prior to the date hereof.

(b) Subtenant hereby expressly waives the provisions of Section 227 of the New York Real Property Law, and of any successor law of like import then in force, and Subtenant agrees that the provisions of this Article and the Prime Lease shall govern and control in lieu thereof.

15. Insurance.

(a) Sublessor covenant and agrees to maintain “all risk” insurance on all Alterations performed in the Subleased Premises by Sublessor prior to the date hereof, which “all risk” insurance shall be maintained in accordance with the provisions of Section 9.3 of the Prime

Lease. Except as set forth in the preceding sentence, Subtenant understands that: (i) Sublessor will not carry insurance of any kind on Subtenant’s goods, furniture or furnishings or on any fixtures, equipment, improvements, installations or appurtenances removable by Subtenant and that neither Prime Landlord nor Sublessor shall be obligated to repair any damage thereto or replace same and (ii) the insurance referred to in Section 9.3 of the Prime Lease shall be maintained by Prime Landlord and not Sublessor.

(b) Subtenant shall maintain comprehensive general public liability insurance and an “all risk” insurance policy in respect of the Subleased Premises and the conduct and operation of business therein, with Sublessor and the Prime Landlord as additional insureds, as required by Section 9.2 of the Prime Lease (the “Insurance”). Subtenant shall deliver to Sublessor and Prime Landlord a certificate of insurance prior to the Commencement Date. Subtenant shall procure and pay for renewals of the Insurance prior to expiration and Subtenant shall deliver to Sublessor and the Prime Landlord such renewal policy or certificate of insurance at least twenty (20) days prior to the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility permitted to do business in the State of New York, and to the extent commercially available, all such policies shall contain a provision whereby the same cannot be cancelled unless Sublessor and the Prime Landlord are given at least thirty (30) days’ prior written notice of such cancellation, and shall otherwise comply with Section 9.4 of the Prime Lease.

16. Surrender of Subleased Premises.

(a) Upon the expiration or other termination of the term, Subtenant shall (i) quit and surrender to Sublessor the Subleased Premises, broom clean, in good order and condition, ordinary wear and tear and damage by casualty excepted, and (ii) remove all of its property as herein provided, and all Improvements installed on or after the date hereof by, or on behalf of, Subtenant which, pursuant to the terms of the Prime Lease Sublessor and/or Subtenant are required to remove. Subtenant’s obligation to observe or perform this covenant shall survive the termination of this Sublease.

(b) If Subtenant shall fail to duly and timely surrender the Subleased Premises in accordance with the terms and conditions of this Sublease and the Prime Lease, either at the expiration of the term of this Sublease, upon the occurrence of a default which continues beyond the expiration of applicable grace or cure periods, or upon the occurrence of any other event causing the termination of this Sublease (a “Holdover”), Sublessor shall be responsible for any holdover penalties resulting under the Prime Lease from Subtenant’s failure to duly and timely surrender the Subleased Premises. If the Subleased Premises are not surrendered upon termination, then Subtenant shall indemnify and hold harmless Sublessor against any loss, costs, liability or expenses (including attorneys fees) resulting from the failure to surrender, including any and all claims made by Prime Landlord or any succeeding lessee or sublessee founded upon such delay or failure to vacate the Subleased Premises. Nothing contained in this subsection (b) shall be deemed to give to Subtenant any right to fail to surrender possession or to hold over.

17. Notices. Any notice, statement, demand, consent, approval, advice or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Sublease or pursuant to any applicable law or requirement of public authority (collectively, “Notice”) shall be in writing and shall be deemed to have been properly given, rendered or made only if delivered by hand (against a signed receipt) or if sent by registered mail (return receipt requested), addressed, if to Subtenant, to Subtenant at 787 Seventh Avenue, New York, New York 10019, Attention: Daniel J. Galligan, and a copy thereof shall be sent to

Robinson Brog Leinwand Greene Genovese & Gluck P.C., 1345 Avenue of the Americas, New York, New York 10105, Attention: Harvey Feldschreiber, or if to Sublessor, to Sublessor at 787 Seventh Avenue, New York, New York 10019, Attention: General Counsel, and a copy thereof shall be sent to Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, Attention: Richard R. Kalikow.

Either party may, by Notice actually received, designate (i) a different address in the United States for Notices intended for it, and (ii) require the other party to provide a copy of any Notices to any other person at any other address in the United States.

18. Termination of Prime Lease. If for any reason the term of the Prime Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall thereupon be terminated and Sublessor shall not be liable to Subtenant by reason thereof unless such termination is due to the negligence or wrongful acts of Sublessor, its agents, employees or contractors or a breach by Sublessor of its obligations under the Prime Lease or this Sublease.

19. Brokerage. Sublessor and Subtenant each represents and warrants to the other that it dealt with no broker in connection with this Sublease other than Cushman & Wakefield, Inc. (the “Broker”) and that no broker brought about or was involved in the negotiation of this Sublease other than Broker. Sublessor and Subtenant shall indemnify and hold the other harmless from and against all losses, costs, damages, expenses and liabilities including, without limitation, reasonable attorneys’ fees, resulting from any claims that may be made for a commission, fee or other compensation by reason of this Sublease by any broker or person with whom such party has dealt in connection herewith, other than the Broker. Sublessor agrees to make payment to the Broker of all fees and commissions payable to the Broker in connection with this Sublease and to indemnify and save Subtenant harmless with respect thereto.

20. Non-disturbance. Sublessor shall use reasonable efforts to obtain for Subtenant, a Subtenant’s Non-Disturbance Agreement from Prime Landlord on the terms and conditions of this Sublease; provided however, that the delivery of such Non-Disturbance Agreement shall not be a condition to Subtenant’s obligations hereunder.

21. Sublessor’s Indemnity. Sublessor hereby agrees to indemnify and save Subtenant harmless from and against any and all costs, claims, liabilities, and/or expenses (including, without limitation, legal fees and disbursements) which are attributable to or result from: (i) liability resulting from any act or omission occurring in or about the Subleased Premises prior to the Commencement Date; (ii) the inaccuracy of any of the representations and warranties of Sublessor set forth in Article 8 or elsewhere in this Sublease; (iii) any failure by Sublessor to perform any of its obligations under this Sublease or in the performance of any of the obligations of Sublessor pursuant to the Prime Lease, to the extent Subtenant has not agreed to perform such obligations on Sublessor’s behalf, pursuant to the terms of this Sublease.

22. Applicable Law. This Sublease and all of its terms and provisions shall be construed in accordance with the laws of the State of New York.

23. Covenant of Quiet Enjoyment. So long as Subtenant pays all of the Sublease Rent and additional rent payable hereunder and performs all of Subtenant’s other obligations hereunder, Subtenant shall peaceably and quietly have, hold and enjoy the Subleased Premises subject, nevertheless, to the obligations of this Sublease (including the Included Provisions), and the leases, mortgages and other rights and encumbrances referred to in Article 7 of the Prime Lease.

24. Miscellaneous.

(a) Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and the Prime Landlord.

(b) The provisions of this Sublease shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns, but the provisions of this paragraph shall not be construed as a consent by Sublessor to any assignment or subletting by Subtenant.

(c) This Sublease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Sublease. Any agreement hereafter made shall be ineffective to change, modify or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the parties hereto. No provision of this Sublease shall be deemed to have been waived by Sublessor or Subtenant unless such waiver be in writing and signed by Sublessor or Subtenant, as the case may be. The covenants and agreement contained in this Sublease shall bind and inure to the benefit of Sublessor and Subtenant and their respective permitted successors and assigns.

(d) In the event that any provision of this Sublease shall be held to be invalid or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Sublease shall be unaffected thereby.

(e) Capitalized terms used herein shall have the same meanings as are ascribed to them in the Prime Lease, unless otherwise expressly defined herein.

25. No Offer. Until executed by Sublessor and Subtenant, the within Sublease shall be of no force or effect, and submission of a copy or copies thereof to Subtenant or Sublessor shall not be deemed to constitute an offer to sublease, and the return thereof may be requested by Sublessor or Subtenant at any time.

IN WITNESS WHEREOF, Sublessor and Subtenant have respectively executed this Sublease as of the day and year first above written.

SUBLESSOR:

NATIONAL FINANCIAL PARTNERS CORP.

By:	/s/ Mark Biderman
Name:	Mark Biderman
Title:	Executive Vice President and Chief Financial Officer

SUBTENANT:

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ John G. Duffy
Name:	John G. Duffy
Title:	Chairman and Chief Financial Officer

EXHIBIT A

Prime Lease

[Omitted]

EXHIBIT B

Premises

[Omitted]

EXHIBIT C

Sublessor’s Work

[Omitted]

EXHIBIT D

Prime Landlord’s Consent

[Omitted]

EXHIBIT E

Furniture, Fixtures and Equipment

[Omitted]